EXHIBIT 99.1

Warren Resources Announces That Marc Rowland Joins the Board of Directors

NEW YORK, Dec. 20, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) is pleased to announce that Marcus C. Rowland has been elected to the Board of Directors. Mr. Rowland is the former Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation, where he worked for 18 years.

Recently, Mr. Rowland served as the Chief Executive Officer at FTS International, Inc. (formally Frac Tech International, LLC) from May 2011 to November 2012. He served as the President and Chief Financial Officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011.

Mr. Rowland served as the Chief Financial Officer of Chesapeake Energy Corporation from 1993 to August 2010 and Executive Vice President of Finance from 1998 to August 2010. Mr. Rowland served as Senior Vice President of Chesapeake Energy Corp. from 1997 to 1998 and as Vice President of Finance from 1993 to 1997.

Mr. Philip A. Epstein, Chairman and Chief Executive Officer of Warren Resources, said: "I welcome Marc to the Board of Directors of Warren Resources. I have worked with Marc since 1992 and watched as he intelligently engineered a balance sheet which allowed Chesapeake to successfully grow through commodity cycles. Marc brings to Warren a great understanding of the oil and gas industry and broad transaction experience. I look forward to building Warren with the help and advice of Marc and the other members of the Board of Directors."

Marc Rowland said: "I am pleased to join Warren Resources' Board of Directors. Warren has a strong and stable oil asset in California and a proved natural gas property in Wyoming, with upside potential in its Niobrara acreage position. These assets provide good cash flow and internally generated growth potential to Warren. The oil and gas industry in the United States continues to present numerous interesting opportunities. We can work with Warren's existing platform to prudently grow the Company into a significant industry player."

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Media Contact:
         David Fleming, 212-697-9660